EXHIBIT 99.2

STANLEY BAKER HILL, LLC
Beaver, Pennsylvania

Financial Statements
For the year ended December 31, 2009

and Report of Independent Registered Public
Accounting Firm Thereon

STANLEY BAKER HILL, LLC

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Stanley Baker Hill, LLC
Beaver, Pennsylvania

We have audited the accompanying balance sheet of Stanley Baker Hill, LLC (Company) as of December 31, 2009, and the related statements of operations and changes in members’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stanley Baker Hill, LLC as of December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
February 12, 2010

STANLEY BAKER HILL, LLC

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009
STANLEY BAKER HILL, LLC

BALANCE SHEET
DECEMBER 31, 2009

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,769,000
Receivables	14,599,865
Costs and estimated earnings in excess of billings on uncompleted contracts	173,480
Prepaid expenses	834,036

Total Current Assets	17,376,381
EQUIPMENT AND SOFTWARE, net	20,298

TOTAL ASSETS	$17,396,679

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$12,418,981
Other current liabilities	175,045

Total Current Liabilities	12,594,026

MEMBERS’ EQUITY
MEMBERS’ EQUITY	4,802,653

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$17,396,679

See notes to financial statements.

STANLEY BAKER HILL, LLC

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009
STANLEY BAKER HILL, LLC

STATEMENT OF OPERATIONS AND CHANGES IN MEMBERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2009

CONTRACT REVENUE EARNED	$154,140,155
COST OF REVENUE EARNED
Direct costs	79,373,556
Indirect costs	53,003,192

Gross Profit	21,763,407
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	638,845

Income From Operations	21,124,562
INTEREST INCOME	36,757

Net Income	21,161,319
MEMBERS’ EQUITY
Beginning of year	5,541,334
Distributions	(21,900,000)

End of year	$4,802,653

See notes to financial statements.

STANLEY BAKER HILL, LLC

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009
STANLEY BAKER HILL, LLC

STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$21,161,319
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,335
Changes in assets and liabilities:
Receivables	8,027,568
Costs and estimated earnings in excess of billings on uncompleted contracts	(638,932)
Prepaid expenses	(354,191)
Accounts payable	(9,014,549)
Other current liabilities	114,575

Net Cash Provided By Operating Activities	19,306,125
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment and software	(23,132)
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions	(21,900,000)

Net Decrease In Cash And Cash Equivalents	(2,617,007)
CASH AND CASH EQUIVALENTS
Beginning of year	4,386,007

End of year	$1,769,000

See notes to financial statements.

STANLEY BAKER HILL, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 —	ORGANIZATION

Stanley Baker Hill, LLC (Company) is a joint venture formed in February 2004 between Stanley Consultants, Inc. (Stanley), Michael Baker, Jr., Inc. (Baker) and Hill International, Inc. (Hill). The Company provides various architect-engineer services in Iraq for the U.S. Army Corps of Engineers Transatlantic Program Center (U.S. Corps). The Company has a contract for an indefinite delivery and indefinite quantity for construction management and general architect-engineer services for facilities in Iraq with U.S. Corps. Anticipated completion of open contracts is likely to occur in September 2010, barring any additional new contracts or modification to existing contracts obtained in 2010.

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies consistently applied by management in the preparation of the accompanying financial statements follows:

The Financial Accounting Standards Board (FASB) issued the FASB Accounting Standards Codification (Codification). The Codification became the single source of authoritative nongovernmental United States generally accepted accounting principles (GAAP), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and related literature. The Codification eliminates the previous GAAP hierarchy and establishes one level of authoritative GAAP. All other literature is considered nonauthoritative. The Codification was effective for fiscal years ending after September 15, 2009.

Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Operating Cycle — The Company’s work is performed under cost-plus-fee contracts and fixed-price contracts. The length of the Company’s contracts varies, but is typically less than a year. Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying balance sheets, since they will be satisfied in the normal course of contract completion, although that might require more than one year at times.

Cash and Cash Equivalents — The Company maintains, at various financial institutions, cash and certificates of deposit that might exceed federally insured amounts at times. For purposes of the statements of cash flows, the Company considers all interest-bearing money market funds and noninterest-bearing accounts to be cash and cash equivalents.

Revenue Recognition and Contract Accounting — The Company typically incurs direct labor costs, subcontractor costs and certain other indirect costs (ODCs) in connection with architect-engineer services. Contracts are structured such that margin is earned on labor costs and not on ODCs. The Company includes revenues related to its direct labor, subcontractors and ODCs in its total contract revenues as long as the Company remains responsible to the client for the acceptability of the services provided.

The Company recognizes revenues under the percentage-of-completion method of accounting. Revenues on fixed-price contracts with a predetermined scope of work are determined by multiplying the estimated margin at completion for each contract by the project’s percentage of completion to date, adding labor costs, subcontractor costs and ODCs incurred to date, and subtracting revenues recognized in prior periods. In applying the percentage-of-completion method to these contracts, the Company measures the extent of progress toward completion as the ratio of labor costs incurred to date over total estimated labor costs at completion. As work is performed under contracts, estimates of the costs to complete are regularly reviewed and updated. As changes in estimates of total costs at completion on projects are identified, appropriate earnings adjustments are recorded during the period that the change is identified.

For contracts with predetermined time period of service, revenue is recognized on a ratio of time elapsed as compared to the total length of the contract.

The majority of new task orders in 2009 were fixed-price contracts, and the remaining new task orders were time-and-materials arrangements. For time-and-materials task orders, revenue is recognized and billed by multiplying the number of hours expended by our professionals in the performance of the contract by the established billing rates.

Provisions for estimated losses on uncompleted contracts are recorded during the period in which such losses are determined. Revenues related to contractual claims that arise from customer-caused delays or change orders unapproved as to both scope and price are recorded only when the amounts have been agreed with the client. Profit incentives and/or award fees are recorded as revenues when the amounts are both probable and reasonably estimable.

The current asset, “Costs and estimated earnings in excess of billings on uncompleted contracts,” represents revenue recognized in excess of amounts billed. The current liability, “Billings in excess of costs and estimated earnings on uncompleted contracts,” represents amounts billed in excess of revenue recognized.

Equipment and Leasehold Improvements — Equipment and leasehold improvements are stated at the lower of cost or fair value. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets. Repairs and maintenance that do not extend the lives of the applicable assets are charged to expense as incurred. Gain or loss resulting from the retirement or other disposition of assets is included in income.

Income Taxes — The Company is organized as an LLC and is not subject to federal or state income taxes. Accordingly, no provision has been made for current or deferred income taxes in these financial statements. The taxable income of the Company is included in the tax returns of the individual members.

Effective January 1, 2009, the Company adopted the Codification Topic for Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This topic also provides guidance on de-recognition, classification, interest and penalties, disclosure and transition. The adoption of this topic did not have a material impact on the Company’s consolidated financial statements. As of December 31, 2009, no liability for unrecognized tax positions was required to be recorded.

Subsequent Events — Subsequent events are defined as events or transactions that occur after the balance sheet date, but before the financial statements are issued or are available to be issued. Management has evaluated subsequent events through February 12, 2010, the date on which the financial statements were available to be issued.

NOTE 3 —	RECEIVABLES

Receivables at December 31, 2009 consist of the following:

Contract receivables:
Contracts in progress	$14,582,865
Other	17,000

$14,599,865

NOTE 4 —	COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs incurred to date, estimated earnings and the related progress billings to date on contracts in progress at December 31, 2009 are as follows:

Costs incurred on uncompleted contracts	$87,768,654
Estimated earnings	15,938,361

Revenue recognized	103,707,015
Less — Billings to date	103,533,535

Costs and estimated earnings in excess of billings on uncompleted contracts	$173,480

This amount is reflected in the accompanying balance sheet under the caption “Costs and estimated earnings in excess of billings on uncompleted contracts.”

NOTE 5 —	EQUIPMENT AND SOFTWARE

Equipment and software at December 31, 2009 consist of the following:

Computer hardware	$67,203
Furniture and fixtures	2,153

69,356
Less — Accumulated depreciation	49,058

$20,298

NOTE 6 —	RELATED PARTY TRANSACTIONS

The Company engages in significant related-party transactions as a result of the three partners providing a majority of the costs of contract services. In accordance with the Operating Agreement of the Company, the members also charge the Company for time incurred for management and administrative services at agreed-upon rates. A summary of the related party transactions included in the financial statements at December 31, 2009 is as follows:

		Costs of
	Accounts	Services
	Payable	Incurred

Stanley	$3,437,835	$33,904,272
Baker	3,963,195	33,946,307
Hill	3,534,291	34,539,795

	$10,935,321	$102,390,374

NOTE 7 —	COMMITMENTS AND CONTINGENCIES

The Company is a defendant in one legal proceeding encountered in the normal course of its business. Additionally, the Company has received a letter threatening lawsuit over a separate matter. In the opinion of management, based upon discussion with counsel, the ultimate outcome of these matters will not have a material adverse effect on the financial position, results of operations or cash flow of the Company.

NOTE 8 —	FAIR VALUE MEASUREMENTS

The Company’s financial instruments consist primarily of cash, receivables, accounts payable and other current liabilities. The carrying amount of these assets and liabilities approximate fair value due to the short-term nature of such instruments.